Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	$55,069,782 (1)	0.0001476	$8,128.30 (2)
Fees Previously Paid	—		—
Total Transaction Valuation	$55,069,782
Total Fees Due for Filing			$8,128.30
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$8,128.30

(1)    The transaction valuation (the “Transaction Valuation”) is calculated solely for purposes of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation is calculating based on 4662 units (the number of units the Company estimates will be converted into Class B, Class C, or Class D Units in the proposed Reclassification) multiplied by $11,812.48, the book value per unit of common equity computed as of September 30, 2023.

(2)    The filing fee, calculated in accordance with Exchange Act Rule 0-11, is calculated by multiplying the Transaction Valuation by 0.0001476.